UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2015

PERNIX THERAPEUTICS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-14494	33-0724736

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 North Park Place, Suite 201 Morristown, New Jersey	07960

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 793-2145

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.                      Submission of Matters to a Vote of Security Holders.

On April 13, 2015, Pernix Therapeutics Holdings, Inc. (the “Company”) furnished to the holders of the Company’s 12% Senior Secured Notes due 2020 (the “Notes”) a Consent Solicitation Statement (the “Consent Solicitation”).  The record date for the Consent Solicitation was 5:00 p.m., New York City time, on April 13, 2015, as of which time all $220 million principal amount of the Notes was held of record by The Depository Trust Company (“DTC”) or its nominee on behalf of participants in DTC.  The Consent Solicitation expired at 5:00 p.m., New York City time, on April 28, 2015.

The Consent Solicitation sought the consent of the holders of a majority of the principal amount of the Notes to amend the Indenture, dated August 19, 2014 (the “Indenture”), among the Company, certain subsidiaries of the Company, as guarantors, and U.S. Bank National Association, that governs the Notes to allow the Company to, among other things, incur up to $42.2 million of additional debt (the “Indenture Amendments”) in exchange for a consent fee in cash equal to 1% of the principal amount of consenting Notes (the “Consent Fees”).   On April 20, 2015, the Company received consent to the Indenture Amendments from holders representing 58% of the principal amount of the Notes, and the supplemental indenture to the Indenture reflecting the Indenture Amendments became effective on April 21, 2015. The final results of the Consent Solicitation are set forth below.

Approval of the Indenture Amendments, based on the principal amount of the Notes:

Votes For	Votes Against	Abstentions
$200,000,000	–	$20,000,000

The Company wired $2,000,000 in respect of the Consent Fees to the applicable participants on April 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 4, 2015	Pernix Therapeutics Holdings, Inc.

	By:	/s/ Sanjay Patel
Sanjay Patel
Chief Financial Officer